UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 23, 2005

Avon Products, Inc.
(Exact name of registrant as specified in its charter)

New York	1-4881	13-0544597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas
New York, New York 10105-0196
(Address of principal executive offices) (Zip Code)

(212) 282-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01	Entry into a Material Definitive Agreement

     On August 23, 2005, Avon Products, Inc. (the “Company”) and Avon Capital Corporation, a wholly owned subsidiary of the Company (“ACC” and, together with the Company, the “Borrowers”), entered into a Credit Agreement with Bank of America, N.A. (the “Bank of America Credit Agreement”). On the same date, the Borrowers also entered into a separate Credit Agreement with Citibank, N.A., on substantially the same terms as the Bank of America Credit Agreement (the “Citibank Credit Agreement” and, together with the Bank of America Credit Agreement, the “Credit Agreements”). The Credit Agreements incorporate by reference certain terms and conditions of the existing $600,000,000 Revolving Credit and Competitive Advance Facility Agreement, dated as of May 1, 2001, among the Borrowers, the lenders party thereto, and The Chase Manhattan Bank, as administrative agent for such lenders (the “Existing Facility”). The Credit Agreements, like the Existing Facility, are available for general corporate purposes, including to support issuances of commercial paper.

     Each of the Credit Agreements provides for a $200.0 million revolving credit facility, of which the entire amount is currently undrawn and available under both Credit Agreements. The Company has provided an unconditional guarantee of the full and punctual payment of ACC’s obligations under each of the Credit Agreements. Amounts under the Credit Agreements may be borrowed, repaid and reborrowed by the Borrowers (pro rata between the two Credit Agreements) from time to time until the maturity of the Credit Agreements on August 22, 2006. Upon the issuance by the Company or any of its subsidiaries of any debt securities in the capital markets with a maturity in excess of one year and in an amount of at least $100,000,000, the Credit Agreements shall be reduced (pro rata between the two Credit Agreements) by the amount of the net cash proceeds thereof on the fifth business day after the receipt of such proceeds. Voluntary prepayments and commitment reductions under the Credit Agreements are permitted at any time without fee (other than customary breakage costs relating to the prepayment of any drawn loans) upon proper notice and subject to a minimum dollar requirement. Borrowings under each of the Credit Agreements bear interest at a floating rate, which will be, at the Borrowers’ option, either LIBOR plus an applicable margin, which is subject to adjustment based on the credit ratings of the Company, or a base rate.

     Each of the Credit Agreements incorporates by reference the affirmative, negative and financial covenants in the Existing Facility, which are customary for financings of this type, including, among other things, limits on the incurrence of liens and a minimum interest coverage ratio. Each of the Credit Agreements also incorporates by reference the events of default in the Existing Facility, which are customary for facilities of this type (with customary grace periods, as applicable), including provisions under which, upon the occurrence of an event of default, all outstanding loans may be accelerated and/or the lenders’ commitments may be terminated. Also under such provisions, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Credit Agreements shall automatically become immediately due and payable, and the lenders’ commitments will automatically terminate.

(Page 2 of 4 Pages)

     Bank of America, N.A., Citibank, N.A. and their respective affiliates provide or have provided a variety of financial services to the Company and its affiliates, including investment banking, cash management, equipment financing and leasing services, the issuance of letters of credit and bank guarantees, and interest rate and foreign exchange derivative arrangements.

     The foregoing does not constitute a complete summary of the terms of the Credit Agreements, and reference is made to the complete text of these agreements, which are attached hereto as Exhibits 10.1 and 10.2, respectively, as well as the complete text of the Existing Facility, which was previously filed with the Securities and Exchange Commission as Exhibit 4 to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2001.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

     The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of August 23, 2005, among Avon Products, Inc., Avon Capital Corporation and Bank of America, N.A.

10.2	Credit Agreement, dated as of August 23, 2005, among Avon Products, Inc., Avon Capital Corporation and Citibank, N.A.

(Page 3 of 4 Pages)

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVON PRODUCTS, INC.
(Registrant)

By	/s/ Gilbert L. Klemann, II

Gilbert L. Klemann, II
Senior Vice President and General Counsel

Date: August 26, 2005

(Page 4 of 4 Pages)